Synthonics Technologies, Inc., Files Voluntary Chapter 11 Petition
                   to Implement Financial Restructuring Plan

     Westlake Village,  CA, October.  27, 2000 - Synthonics  Technologies,  Inc.
("Synthonics", OTCBB: SNNT) today announced that it has filed a voluntary petition for reorganization in the U.S. Bankruptcy Court for the Central District of California on October 23, 2000. The filing will allow the Company to continue business operations while it formulates and obtains necessary approvals of its financial restructuring plan.

     The filing was necessitated by a number of factors and disputes that culminated in excessive litigation proceedings. As a result of today's petition, Synthonics will be able to avail itself of the orderly processes of the court to complete the reorganization and move forward with its business operations.

     "We would have preferred to continue operations without having to seek the aid of the court, but the factors and disputes, followed by excessive litigation prevented that approach," said Charles Palm, Acting Chairman and CEO of Synthonics. "The voluntary Chapter 11 filing will allow the Company to get on with business and address the issues in dispute in a more orderly fashion."

     "We expect to continue doing business with our customers and licensees under normal business terms," said Dr. Palm. "I believe the market for interactive 3D graphics for e-commerce applications is just now beginning to develop and I further believe that Synthonics is well positioned to capitalize on future growth, especially in areas related e-commerce and mobile wireless Internet applications."

CONTACT: Dr. Charles Palm, Synthonics Technologies, Inc., 818-707-6000.

Forward-Looking Statements

     Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, but not limited to, dependence on the PC and wireless technology industries. Investors are encouraged to examine risks associated with investment in the Company's securities as detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.